Exhibit 5.1



                        [J. JEFFREY PRESS, PA LETTERHEAD]


                                                  August 17, 2005


Bio Solutions Manufacturing, Inc.
1161 James Street
Hattiesburg, MS 39401

Ladies and Gentlemen:

You have requested our opinion as counsel for, Bio Solutions Manufacturing, Inc. a New York corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 3,000,000 shares of Company common stock issuable under the Bio Solutions Manufacturing, Inc. (formerly Single Source Financial Services Corporation) 2002 Omnibus Securities Plan.

We have examined the Company's Registration Statement of an additional 3,000,000 shares on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about August 17, 2005 (the "Registration Statement"). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to the firm in the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.



                                                  Sincerely,
                                                  /s/ J. Jeffrey Press
                                                  J. Jeffrey Press, Esq.